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For immediate release

Navient names Michael Lawson as new board member

WILMINGTON, Del., July 29, 2021—Michael Lawson, a well-respected attorney, public servant and civil rights leader, has been appointed to the Navient board of directors, effective Aug. 2, 2021.

"We are excited to have Michael join the Navient board and believe he will be an excellent addition with his unique expertise in law, transportation and civil rights," said Linda Mills, chair of the Navient board of directors. "He's an accomplished leader with a deep commitment to creating economic empowerment and educational opportunities for all."

Lawson is currently president and CEO of the Los Angeles Urban League, one of the oldest and most respected civil rights organizations in the United States. In 2013, he was nominated by President Obama to serve as the U.S. ambassador to the Council of the International Civil Aviation Organization, a United Nations agency. Before that, Lawson served on the Board of Airport Commissioners for Los Angeles World Airports.

From 1980 until his retirement in 2011, Lawson practiced law at Skadden, Arps, Slate, Meagher & Flom. As a partner, he led the executive compensation and benefits group for the Los Angeles office as well as worked on a wide variety of issues, including structured finance transactions and proxy contests. He graduated from Loyola Marymount University and Harvard Law School.

Lawson has served on the boards of several charitable organizations, Loyola Marymount University and Morehouse College.

Lawson is married to Mattie McFadden Lawson, a graduate of Howard University and the Harvard University John F. Kennedy School of Government. They have two sons, a daughter-in-law and two grandchildren.

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About Navient

Navient (Nasdaq: NAVI) is a leading provider of education loan management and business processing solutions for education, healthcare, and government clients at the federal, state, and local levels. We help our clients and millions of Americans achieve success through technology-enabled financing, services, and support. Learn more at **Navient.com**.

Contact:

Media: Paul Hartwick 302-283-4026, paul.hartwick@navient.com

Investors: Nathan Rutledge, 703-984-6801, nathan.rutledge@navient.com